Exhibit 99.1

Union Bankshares Inc.
Main Street, P.O. Box 667, Morrisville, Vermont 05661 * 802-888-6600


                            FOR IMMEDIATE RELEASE

              Union Bankshares Announces First Quarter Earnings
                       and Quarterly Dividend Payment

Morrisville, VT April 14, 2004 - Union Bankshares, Inc. (AMEX - UNB) today announced net income for the quarter ended March 31, 2004 was $1.274 million or $.28 per share compared to $1.229 million or $.27 per share for the same period in 2003.

A quarterly dividend of $.22 per share was declared on April 14, 2004 to shareholders of record April 24, 2004, payable April 28, 2004.

Union, with headquarters in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern Vermont. As of March 31, 2004 the Company had approximately $350 million in consolidated assets and operated 12 banking offices and 28 ATM facilities in Vermont and a loan origination office in the adjacent Littleton, New Hampshire market.


Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov.


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